EXHIBIT 99.1
Texas Community Bancshares, Inc. Declares Dividend Increase

MINEOLA, Texas; May 25, 2023 - Texas Community Bancshares, Inc. (the “Company”) (NASDAQ: “TCBS”), the holding company of Mineola Community Bank, S.S.B., announced today that its Board of Directors has declared a quarterly dividend of $0.03 per share of common stock.  This represents a fifty percent increase compared to the prior quarterly dividend of $0.02 per share. The dividend will be payable on or about June 26, 2023 to stockholders of record as of the close of business on June 9, 2023.
About Texas Community Bancshares, Inc. and Mineola Community Bank, S.S.B.
Texas Community Bancshares is the holding company for Mineola Community Bank, S.S.B., a Texas-chartered savings bank that operates six locations in northeast Texas.  Established in 1934, Mineola Community Bank opened as a Savings and Loan Association with $4,057 in assets and has since grown into a $417 million dollar community bank. The Bank leverages more than eighty-eight years of proven strength in creating financial opportunities for the communities it serves by offering full-service personal and business banking to consumers along with residential and commercial real estate lending. For more information on the Bank, or to view investor relations for the Company, visit www.mineolacb.com.